EXHIBIT 10.10

2023 Non-Employee Director Compensation Policy

Compensation for our directors is discretionary and is reviewed from time to time by our Board of Directors. Any determinations with respect to Board compensation are made by our Board of Directors. During Fiscal year 2023, each of our independent directors who serve on our Board received a quarterly stipend of $5,000 payable in cash. Each director also received 15,000 common stock options with an exercise price of $1.27 and a term of 10 years. Additionally, the chair of our audit committee receives an additional quarterly stipend of $2,500 payable in cash. All directors are also entitled to reimbursement for travel expenses for attending director meetings.